Exhibit 10.38
Execution Copy

STOCK PURCHASE AGREEMENT
among
TeleTech Holdings, Inc.,
Insight Enterprises, Inc.
and
Direct Alliance Corporation

Dated as of June 14, 2006

TABLE OF CONTENTS

SECTION 1. DEFINITIONS	1

SECTION 2. SALE AND PURCHASE OF STOCK	8

2.1 Sale and Purchase of Stock	8

2.2 Purchase Price	9

2.3 Working Capital	9

2.4 Clawback	10

2.5 Bonus Payment	11

2.6 Excluded Assets	11

SECTION 3. CLOSING	12

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER	12

4.1 Organization, Good Standing, Qualification and Authority	12

4.2 Capitalization; Title to Stock	12

4.3 Subsidiaries; Assets	13

4.4 No Violations; Consents	13

4.5 Agreements and Actions	14

4.6 Compliance with Laws	14

4.7 Financial Statements	15

4.8 No Material Adverse Change	15

4.9 Employee Plans	17

4.10 Licenses and Permits	17

4.11 Company Assets, Equipment and Client Information	18

4.12 Intellectual Property	18

4.13 Real Property	19

4.14 Labor Agreements and Employees	19

4.15 Tax Matters	20

4.16 Insurance	21

4.17 Litigation, Actions and Proceedings	21

4.18 Confidentiality Agreements	22

4.19 Corporate Documents	22

4.20 Powers of Attorney	22

4.21 Restrictions on Business Activities	22

i

4.22 Environmental Matters	22

4.23 Brokers’ and Finders’ Fees	23

4.24 No Conflict of Interest	23

SECTION 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER	23

5.1 Organization, Qualification and Authority	23

5.2 Availability of Funds	24

5.3 No Violations	24

5.4 Litigation, Actions and Proceedings	24

5.5 Brokers	24

5.6 Acquisition of Shares for Investment	24

SECTION 6. PRE-CLOSING COVENANTS OF SELLER	24

6.1 Conduct of Business	24

6.2 Access	26

6.3 Exclusivity	26

SECTION 7. PRE-CLOSING COVENANTS OF PURCHASER	27

7.1 Cooperation	27

SECTION 8. POST-CLOSING COVENANTS	27

8.1 Employee Matters	27

8.2 Joint Employee Plans with Seller	27

8.3 Non-Solicitation and Covenant Not to Compete	27

8.4 Cooperation; Books and Records	28

8.5 Quarles & Brady Claim	28

8.6 Transfer Taxes	29

8.7 Payment of Taxes	29

SECTION 9. CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE	29

9.1 Accuracy of Representations and Warranties	29

9.2 Performance	29

9.3 Consents or Waivers Obtained	29

9.4 No Injunction	29

9.5 Encumbrances; Stock Certificates	29

9.6 Delivery of Documents	29

9.7 Financial Statements	30

9.8 Lease Agreement	30

9.9 Release of Credit Support Obligations	30

9.10 Automatic Transfer of Funds	30

9.11 Resignations of Directors	30

9.12 No Material Adverse Effect	30

SECTION 10. CONDITIONS TO OBLIGATION OF SELLER TO CLOSE	30

10.1 Accuracy of Representations and Warranties	30

10.2 Performance	30

10.3 Approvals	30

10.4 No Injunction	30

10.5 Release of Guarantees	30

SECTION 11. INDEMNIFICATION	31

11.1 Indemnification by Seller	31

11.2 Indemnification by Purchaser	32

11.3 Matters Involving Third Parties	32

SECTION 12. TERMINATION OF AGREEMENT	33

12.1 Right to Terminate Agreement	33

12.2 Effect of Termination	34

SECTION 13. MISCELLANEOUS PROVISIONS	34

13.1 Survival of Representations and Warranties	34

13.2 Expenses	34

13.3 338(h)(10) Election	35

13.4 Returns	35

13.5 Mutual Cooperation	36

13.6 No Implied Representations	36

13.7 Public Announcements	36

13.8 Materiality	36

13.9 Arbitration	36

13.10 Governing Law	37

13.11 Notices	37

13.12 Headings	38

13.13 Assignment	38

13.14 Parties in Interest	38

13.15 Severability	38

13.16 Specific Performance	38

13.17 Exclusive Remedies After Closing	39

13.18 Counterparts	39

13.19 Facsimile Signatures	39

13.20 Entire Agreement	39

13.21 Waiver	39

13.22 Amendments	39

13.23 Interpretation of Agreement	39

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of June ___, 2006, by and among TELETECH HOLDINGS, INC., a Delaware corporation (“Purchaser”), INSIGHT ENTERPRISES, INC., a Delaware corporation (“Seller”), and DIRECT ALLIANCE CORPORATION, an Arizona corporation (the “Company”).
Recitals
     A. The Company operates as a business process outsourcing provider (the “Business”);
     B. Seller is the legal and beneficial owner all of the issued and outstanding capital stock of the Company; and
     C. Purchaser wishes to purchase, and Seller desires to sell, 100% of the outstanding capital stock of the Company on the terms set forth in this Agreement.
Agreement
     Purchaser, Seller and the Company, intending to be legally bound, agree as follows:
Section 1. Definitions. For purposes of this Agreement (including the Disclosure Schedule):
     “AAA” shall have the meaning specified in Section 13.9(a).
     “Affiliate” means with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person, and for such purposes the terms “controls,” “controlled by” and “common control” shall mean the direct or indirect ownership of more than 50% of the voting rights in a Person; provided that in applying this definition each party’s ownership of shares in the Company shall be disregarded.
     “Agreement” shall have the meaning specified in the Preamble.
     “Bonus Payment” shall have the meaning specified in Section 2.5.
     “Business” shall have the meaning specified in Recital A.
     “Clawback” shall have the meaning specified in Section 2.4(c).
     “Client Information” shall have the meaning specified in Section 4.11.
     “Closing” shall have the meaning specified in Section 3.
     “Closing Date” means the time and date as of which the Closing actually takes place as described in Section 3.
     “Closing Working Capital” shall have the meaning specified in Section 2.3(b)(vi).

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” shall have the meaning specified in the Preamble.
     “Company’s Registered Intellectual Property Rights” shall have the meaning specified in Section 4.12.
     “Competing Transaction” means any business combination or recapitalization involving the Company or any acquisition or purchase of all or a significant portion of the assets of, or any material equity interest in, the Company or any other similar transaction with respect to the Company involving any Person or entity other than Purchaser or its Affiliates as contemplated under this Agreement.
     “Competitive Business” shall have the meaning specified in Section 8.3(b).
     “Confidential Information” shall have the meaning specified in the definition of “Intellectual Property.”
     “Contract” means any contract, lease, license, purchase order, sales order or other agreement or binding commitment.
     “Copyrights” shall have the meaning specified in the definition of “Intellectual Property Rights.”
     “Credit Agreement” shall mean (1) the Revolving Credit Agreement, dated December 31, 2002, by and between Insight Enterprises, Inc., the financial institutions party thereto, and JP Morgan Chase Bank, as a successor to Bank One NA, as lender, as amended, and (2) Agreement For Inventory Financing, dated October 31, 2003, by and among IBM Credit LLC, Insight Direct USA, Inc., Insight Public Sector, Inc. and Direct Alliance Corporation, as amended.
     “Debt” of any Person means, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services; (iii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (iv) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Person; (v) all obligations with respect to any hedging agreements; (vi) all payment obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of Guarantee; (vii) all liabilities classified as non-current liabilities in accordance with GAAP as of the Closing Date; (viii) all Debt referred to in clauses (i) through (vii) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Encumbrances upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; and (ix) all Guarantees by such Person of the Debt of others. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

     “Disclosure Schedule” or “Schedule” means the disclosure schedules attached to this Agreement.
     “Dividend” means the Intercompany Receivable, any excess cash over the Working Capital Floor and the Excluded Real Property.
     “Domain Name Rights” shall have the meaning specified in the definition of “Intellectual Property Rights.”
     “Draft Working Capital Closing Statement” shall have the meaning specified in Section 2.3(b)(i).
     “Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any employee of the Company, or with respect to which the Company or any Affiliate has or may have any liability or obligation.
     “Encumbrance” means any lien, charge, security interest, mortgage, pledge, preemptive right, right of first offer or refusal or other encumbrance of any nature whatsoever (but excluding licenses of and other agreements related to Intellectual Property which are not intended to secure an obligation).
     “Environmental Laws” means any applicable laws or any agreement with any Governmental Authority or other third party governing (i) pollution, contamination, wetlands, waste or restoration or protection of the environment or natural resources or the effect of the environment on employee health and safety or (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.
     “Environmental Permits” means all final and enforceable permits, licenses, franchises, certificates, approvals and similar authorizations of a Governmental Authority required by Environmental Laws and applicable to the business of the Company as currently conducted.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any other Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.
     “Equipment” shall have the meaning specified in Section 4.11.
     “Excluded Assets” means the following assets:
          (a) the Excluded Real Property;

          (b) the Intercompany Receivable; and
          (c) the Plan.
     “Excluded Real Property” means the property listed in Schedule 1.2 including all buildings and parking structures.
     “Financial Statements” means the internal financial statements of the Company for the fiscal year ended December 31, 2005, and for the monthly periods from January 1, 2006 through the last month ending prior to the Closing Date, prepared in accordance with GAAP and certified by the Company’s Chief Financial Officer or most senior financial officer.
     “GAAP” means generally accepted accounting principles in effect in the United States, consistently applied.
     “Governmental Authority” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, local, municipal, foreign or other government or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).
     “Gross Profit” means an amount calculated, in accordance with GAAP and consistent with the methodology used in the Company’s December 31, 2005 financial statements, as follows (with the following capitalized terms referring to line items used in the Company’s December 31, 2005 financial statements): Net Sales less the sum of, Product Costs, COS Returns Reserve, Supplier Discounts, Other Inventory Costs, Inventory Provision, Service Cost, Freight In, Shipping Expense, Packaging and Other Costs.
     “Gross Profit Achievement” shall have the meaning specified in Section 2.5(a).
     “Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation (the “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such guaranteeing Person, direct or indirect contingent or otherwise, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (iii) to maintain Working Capital, equity capital, net worth or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (iv) as an account party in respect of any letter of credit or letter of guarantee issued to support such Debt or obligation; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

     “Hazardous Substance” means any substance regulated as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.
     “IBM Clawback” shall have the meaning specified in Section 2.4(b).
     “IBM Contract” means the Program Services Agreement Number 4900RL1367, between the Company and International Business Machines Corporation, effective as of October 1, 2000, as amended through Amendment Number Six, effective June 9, 2006.
     “Indemnified Party” shall have the meaning specified in Section 11.3(a).
     “Indemnifying Party” shall have the meaning specified in Section 11.3(a).
     “Independent Accounting Firm” shall have the meaning specified in Section 2.3(b)(iv).
     “Intellectual Property” means all intellectual property, regardless of form, including without limitation: (i) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (ii) inventions and discoveries, including without limitation articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation logos, product designs, and product features (“Trademarks”); and (iv) confidential information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation confidential algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”).
     “Intellectual Property Rights” means all rights in, arising out of, or associated with Intellectual Property in any jurisdiction, including, without limitation, such: (i) rights in, arising out of, or associated with Works of Authorship, including without limitation rights in maskworks and databases and rights granted under the Copyright Act (“Copyrights”), but excluding “off-the-shelf” or standard desktop software; (ii) rights in, arising out of, or associated with Inventions, including without limitation rights granted under the Patent Act (“Patent Rights”); (iii) rights in, arising out of, or associated with Trademarks, including without limitation rights granted under the Lanham Act (“Trademark Rights”); (iv) rights in, arising out of, or associated with Confidential Information, including without limitation rights granted under the Uniform Trade Secrets Act (“Trade Secret Rights”); and (v) rights in, arising out of, or associated with domain names (“Domain Name Rights”).
     “Intercompany Receivable” means the receivable on the balance sheet between Seller and the Company under the item entitled “Accounts receivable – Intercompany.”
     “Inventions” shall have the meaning specified in the definition of “Intellectual Property.”

     “Knowledge” means, when used in connection with the representations and warranties and covenants herein, the actual knowledge of Evan Braun, David Canham, Richard Fennessy, Ian Gilyeat, Hugh Jones, James Kebert, Stanley Laybourne or Darren Skarecky.
     “Lenovo Clawback” shall have the meaning specified in Section 2.4(a).
     “Lenovo Contract” means Program Services Agreement Number 4905AD0002 and United States Participation Agreement Number 4905AD0003, between the Company and Lenovo (Singapore) Pte. Ltd., effective as of March 28, 2005.
     “Licenses and Permits” shall have the meaning specified in Section 4.10.
     “Losses” means any and all damages, costs, liabilities, losses, judgments, penalties, fines, expenses or other costs, including reasonable attorney’s fees, expert fees and costs of investigation suffered by an Indemnified Party.
     “Marketplace” shall have the meaning specified in Section 4.2.
     “Material Adverse Effect” means a material adverse effect on either the assets, operations, or financial condition (including, but not limited to, operating results) of the Company, or Seller’s or the Company’s ability to consummate the transactions contemplated hereby, other than as a result of anything disclosed in the Disclosure Schedule or any change, effect, event or occurrence relating to (i) the economy or securities markets of the United States or any other region in general, (ii) this Agreement or the transactions contemplated hereby or the announcement thereof, (iii) the business process outsourcing industry in general, and not specifically relating to the Company or Seller or (iv) a reduction in the trading price or volume of Seller’s common stock.
     “Multiemployer Plan” means any Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.
     “Non-Compete Period” shall have the meaning specified in Section 8.3(b).
     “Non-Solicitation Period” shall have the meaning specified in Section 8.3(a).
     “Notice of Claim” shall have the meaning specified in Section 11.3(b).
     “Patent Rights” shall have the meaning specified in the definition of “Intellectual Property Rights.”
     “Pension Plan” means each Employee Plans which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
     “Permitted Liens” means (i) Encumbrances and other exceptions to title that are disclosed in Schedule 1.3 and (ii) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof and for which appropriate reserves have been established in accordance with GAAP.

     “Person” means any individual, corporation, association, general partnership, limited partnership, venture, trust, association, firm, organization, company, business, entity, union, society, government (or political subdivision thereof) or governmental agency, authority, instrumentality or any successors or permitted assigns thereof.
     “Plan” means the Company’s 2000 Long Term Incentive Plan.
     “Premises” means the building(s) covered by the lease agreement attached hereto as Exhibit A.
     “Purchase Price” shall have the meaning specified in Section 2.2.
     “Purchaser” shall have the meaning specified in the Preamble.
     “Purchaser’s Deductible” shall have the meaning specified in Section 11.1(d)(i).
     “Quarles & Brady Claim” means Insight Enterprises, Inc. v. Quarles, Brady, Streich Lang LLP, No. CV2005-013074, filed in the Superior Court of Arizona, Maricopa County and any other investigations, litigation or proceedings against the Company that arises out of the same issues or operative facts.
     “Registered Intellectual Property Rights” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority in any jurisdiction, including without limitation all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patent Rights.
     “Returns” shall have the meaning specified in Section 4.15(a).
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” shall have the meaning specified in the Preamble.
     “Seller’s Deductible” shall have the meaning specified in Section 11.2(b)(i).
     “Seller’s Report” shall have the meaning specified in Section 2.3(b)(ii).
     “Stock” shall have the meaning specified in Section 2.1.
     “Survival Period” shall have the meaning specified in Section 13.1.
     “Tax” means (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in Section

4.15(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in Sections 4.15(a) or 4.15(b) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.
     “Third Party Claim” shall have the meaning specified in Section 11.3(b).
     “Toshiba Contract” means the Program Services Agreement between the Company and Toshiba America Information Systems, Inc., effective September 1, 2005, as amended.
     “Trademarks” shall have the meaning specified in the definition of “Intellectual Property.”
     “Trademark Rights” shall have the meaning specified in the definition of “Intellectual Property Rights.”
     “Trade Secret Rights” shall have the meaning specified in the definition of “Intellectual Property Rights.”
     “Working Capital” means current assets, excluding accounts receivable unpaid more than 75 calendar days after the invoice date or the stated due date, whichever is later, minus current liabilities, as determined in accordance with GAAP and consistent with past practices.
     “Working Capital Closing Statement” shall have the meaning specified in Section 2.3(b)(v).
     “Working Capital Floor” shall have the meaning specified in Section 2.3(a).
     “Working Capital Shortfall” shall have the meaning specified in Section 2.3(b)(vi).
     “Working Capital Surplus” shall have the meaning specified in Section 2.3(b)(vi).
     “Works of Authorship” shall have the meaning specified in the definition of “Intellectual Property.”
Section 2. Sale and Purchase of Stock
     2.1 Sale and Purchase of Stock. At the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, a total of 30,000,000 shares of common stock, $0.01 par value, of the Company, representing 100% of the issued and outstanding capital stock of the Company (the “Stock”), free and clear of all Encumbrances, except for any Encumbrances created by this Agreement and Encumbrances arising under the Securities Act or any applicable state securities laws, and in accordance with this Agreement.

     2.2 Purchase Price. As consideration for the sale and purchase of the Stock and subject to the Clawback and Working Capital Adjustment, at the Closing, Purchaser shall pay to Seller an aggregate amount of $46,500,000 in cash (the “Purchase Price”). The Purchase Price shall be payable on the Closing Date by wire transfer.
     2.3 Working Capital.
     (a) Seller shall be required to deliver the Company on the Closing Date with Working Capital equal to $7,960,000 (the “Working Capital Floor”). The parties acknowledge that insufficient information will be available on the Closing Date to determine the actual Working Capital on such date, and accordingly, Seller shall deliver to Purchaser no later than two business days prior to the Closing Date a good faith estimate of Working Capital as of the Closing Date together with appropriate supporting documentation. If the Company is delivered on the Closing Date with such estimated Working Capital below the Working Capital Floor, the Purchase Price shall be adjusted downward dollar-for-dollar in the amount of the deficiency. Any excess cash over the Working Capital Floor will be part of the Dividend to Seller on the Closing Date.
     (b) Subsequent to the Closing Date, the actual amount of Working Capital as of the Closing Date shall be determined and the Purchase Price shall be subject to adjustment, if any, as specified in this Section 2.3(b).
     (i) As soon as practicable following the Closing, with the assistance of the Company’s accountants, Purchaser shall prepare a draft statement of actual Working Capital as of the Closing Date (the “Draft Working Capital Closing Statement”). The Draft Working Capital Closing Statement shall be prepared in conformity with the definition of Working Capital and shall be delivered together with such documentation as is reasonably necessary to substantiate the calculations shown therein. Purchaser shall deliver the Draft Working Capital Closing Statement and documentation to Seller not later than 90 calendar days following the Closing Date.
     (ii) The Draft Working Capital Closing Statement shall be final and binding upon the Parties, and shall be deemed to be the Working Capital Closing Statement, (as defined below) unless, within 10 calendar days after receipt of the Draft Working Capital Closing Statement from Purchaser, Seller shall provide to Purchaser written notice indicating its objections to the Draft Working Capital Closing Statement. Any such objections shall be set forth in reasonable detail in a report (the “Seller’s Report”) that shall indicate the grounds upon which Seller disputes that the Draft Working Capital Closing Statement has been prepared in accordance with the requirements of this Agreement. Purchaser shall provide to Seller full access, during normal business hours and with reasonable advance notice, to the books and records of the Company and to the Company’s personnel and accountants in connection with Seller’s preparation of the Seller’s Report, provided that Seller shall not interfere with the Business in the exercise of such right.

     (iii) Within 10 calendar days after the receipt by Purchaser of the Seller’s Report, Seller and Purchaser shall endeavor in good faith to agree on any matters in dispute.
     (iv) If Purchaser and Seller are unable to agree on any matters in dispute within such 10 calendar day period after receipt by Purchaser of the Seller’s Report, the matters in dispute will be submitted for resolution to the office of Deloitte & Touche located in Phoenix, Arizona or such other independent accounting firm of national reputation as may be mutually acceptable to Purchaser and Seller (the “Independent Accounting Firm”), which Independent Accounting Firm shall, within 30 calendar days after such submission, determine and issue a written report to Purchaser and Seller regarding, such disputed items, which written report shall be final and binding upon the parties. Purchaser and Seller shall cooperate with each other and each other’s representatives to enable the Independent Accounting Firm to render a written report as promptly as possible. The fees and expenses of the Independent Accounting Firm shall be borne equally by Purchaser and Seller, with one party reimbursing the other, if necessary, following such determination. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.
     (v) The Working Capital statement incorporating the resolution of matters in dispute with respect to Working Capital (or, if a Seller’s Report is not provided within the time prescribed in Section 2.3(b)(ii), the Draft Working Capital Closing Statement) is referred to as the “Working Capital Closing Statement.” The Working Capital Closing Statement shall have the legal effect of an arbitral award and shall be final, binding and conclusive on the parties.
     (vi) If the Working Capital calculated by reference to the Working Capital Closing Statement (the “Closing Working Capital”) is less than the estimated Working Capital, the Purchase Price shall be reduced on a dollar-for-dollar basis by an amount equal to such shortfall (the “Working Capital Shortfall”). In such event, Seller shall pay to Purchaser the amount of the Working Capital Shortfall within 10 calendar days after the date of receipt by Seller of the Working Capital Closing Statement as finally established pursuant to this Section 2.3(b). If the Closing Working Capital is more than the estimated Working Capital described in Section 2.3(a), the Purchaser Price shall be increased on a dollar-for-dollar basis by an amount equal to such surplus (the “Working Capital Surplus”). In such event, Purchaser shall pay Seller in cash the amount of the Working Capital Surplus within 10 calendar days after the date of receipt by Purchaser of the Working Capital Closing Statement as finally established pursuant to this Section 2.3(b).
     2.4 Clawback.
     (a) If the Lenovo Contract (i) is not renewed for a period of at least two years and (ii) the forecasted Gross Profit from the signed statement(s) of work or amendment(s) for 2007 and 2008 under the renewed Lenovo Contract is less than the amount set forth on Schedule 2.4(a), then Purchaser shall be entitled to a clawback of the Purchase Price in the amount of $5,000,000 (the “Lenovo Clawback”), subject to Section 2.4(c);
     (b) If the IBM Contract (i) is not renewed for a period of at least one year, and (ii) the forecasted Gross Profit from the signed statement(s) of work or amendment(s) for 2007 under the renewed IBM Contract is less than the amount set forth on Schedule 2.4(b), then Purchaser shall be entitled to a clawback of the Purchase Price in the amount of $1,500,000 (the “IBM Clawback”), subject to Section 2.4(c);
     (c) Notwithstanding the foregoing, the sum of the Lenovo Clawback and the IBM Clawback (collectively, the “Clawback”) shall not exceed $5,000,000.
     (d) Seller shall pay Purchaser the Clawback in cash within 10 calendar days of receiving notice from Purchaser that the Clawback is due, which notice shall include the amount of the Clawback due and provide in reasonable detail the facts and circumstances supporting such amount.
     2.5 Bonus Payment.
     (a) Purchaser shall pay Seller a one-time bonus payment (the “Bonus Payment”), based on the percentage representing the Company’s actual Gross Profit for its 2006 fiscal year ending December 31, 2006, compared to its forecasted Gross Profit of $17,907,676 (the “Gross Profit Achievement”), in the amount, calculated on a straight line pro rata basis, set forth opposite such percentage in the table below:

Gross Profit Achievement	Bonus Payment
<85%	$0
85%	$1,000,000
90%	$2,000,000
100%	$5,000,000
110%	$8,000,000
>120%	$11,000,000
          By way of illustration, if the Company’s actual Gross Profit for its 2006 fiscal year ending December 31, 2006 were $18,803,060, the Bonus Payment would be $6,500,000 (based on a Gross Profit Achievement of 105%).
     (b) On or before March 20, 2007, Purchaser shall pay Seller the Bonus Payment based upon the Company’s financial statements for its 2006 fiscal year ending December 31, 2006, together with such information reasonably needed to explain the calculation of the Bonus Payment.
     2.6 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the sale of the Stock shall not include the Excluded Assets and Seller and its Affiliates shall be entitled to retain any and all of the Excluded Assets, and the Company may pay the Dividend to Seller prior to Closing.

Section 3. Closing
     The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 am MST on the later of the second business day following the satisfaction or waiver of the conditions set forth in Section 9 and Section 10 or June 30, 2006 (the “Closing Date”), at the offices of Seller at 1305 West Auto Drive, Tempe, Arizona, or at such other place and on such date as may be mutually agreed by Purchaser and Seller, in which case “Closing Date” means the date so agreed.
Section 4. Representations and Warranties of Seller
     Notwithstanding anything to the contrary, but without limiting the indemnity under Section 11.1, Seller makes no representation regarding the Excluded Assets. As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the limitations set forth in Section 11, Seller hereby represents and warrants to Purchaser, as of the date of this Agreement, except as set forth in the Disclosure Schedule, as follows:
     4.1 Organization, Good Standing, Qualification and Authority. The Company is a corporation duly incorporated and validly existing under the laws of Arizona, and is in good standing and duly qualified to do business as a foreign corporation in all jurisdictions in which it is doing business except where the failure to be so qualified could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has full power and authority to own, lease and operate its assets as presently owned, leased and operated, and to carry on the Business as it is now being conducted. Each of Seller and the Company has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated on the part of Seller and the Company hereunder, and to take all actions necessary to permit or approve the actions of Seller and the Company taken in connection with this Agreement. Except as otherwise required herein, no other action, consent or approval on the part of Seller, the Company or any other Person, is necessary to authorize Seller’s or the Company’s due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by Seller and the Company, upon due execution and delivery thereof, shall, subject to the terms and conditions set forth herein, constitute the valid and binding obligations of Seller and the Company, enforceable in accordance with their respective terms, except as enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally, or (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
     4.2 Capitalization; Title to Stock. Seller owns 100% of the issued and outstanding capital stock of the Company, including the Stock, free and clear of all Encumbrances, except for any Encumbrances created by this Agreement and Encumbrances arising under the Securities Act or any applicable state securities laws. The Stock has been duly authorized, validly issued, fully paid and nonassessable. Immediately following the Closing, Purchaser will own 100% of the issued and outstanding capital stock of the Company. Other than the capital stock of

Marketplace Agent, Inc., an Arizona corporation (“Marketplace”), the Company owns no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any corporation, partnership, joint venture or other business enterprise, and the Company owns all of the issued and outstanding capital stock of Marketplace. Except for the capital stock of the Company owned by Seller, there are no other shares of capital stock of the Company or any securities convertible into shares of capital stock of the Company issued or outstanding and no Person has any option or other right to purchase from the Company or from Seller, or to require the Company or Seller to issue, any additional shares of the Company’s capital stock or any right or interest therein. At Closing, there will be no declared or accrued but unpaid dividends with respect to the Company’s capital stock or outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Except as set forth in Schedule 4.2, the Company does not have in place any incentive plans under which directors, officers or employees may be compensated in equity.
     4.3 Subsidiaries; Assets. Other than Marketplace, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. Marketplace does not own any assets and does not have any liabilities, including intercompany liabilities. Marketplace does not conduct any business and has not conducted any business since 2003. Except for Excluded Assets, all of the Company’s assets and rights of every character and description, including without limitation accounts receivable, all rights under Contracts, Intellectual Property Rights and other intangible rights, will, immediately following Closing continue to be owned by and vested in the Company, without any interruption, termination, right of termination, right of repossession or other adverse consequence as a result of the thereof.
     4.4 No Violations; Consents. The Company is not in violation, breach or default of any provision of its Articles of Incorporation, Bylaws or similar organizational documents, or in material violation, breach or default of any instrument, judgment, order, writ, decree or Contract to which it is a party or by which it is bound or, to Seller’s or the Company’s Knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company. Except as set forth in Schedule 4.4, the execution and delivery of this Agreement and the performance by the Company and Seller of their respective obligations hereunder, with or without the passage of time and giving of notice, (a) do not and will not conflict with or violate any provision of the Articles of Incorporation, Bylaws or similar organizational documents of the Company, and (b) do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Encumbrance upon the capital stock or assets of the Company pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, waiver, exemption, order of, or registration, qualification, designation, declaration or filing with, or other action by or notice to any Governmental Authority or other third party, including a party to any agreement with the Company (so as not to trigger any conflict within the meaning of Section 4.24), pursuant to, any law, statute, rule or regulation or any Contract, Licenses and Permits, instrument, order, judgment or decree to which the Company is subject or by which any of its respective assets are bound, except where the failure to obtain any such authorization, consent, approval, exemption or other action, or deliver any such notice, would not result in a Material Adverse Effect.

     4.5 Agreements and Actions.
     (a) Except as set forth in Schedule 4.5(a), other than (i) standard employee benefits generally made available to all employees, and (ii) standard director and officer indemnification agreements approved by the Company’s Board of Directors there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, employees or Affiliates, or any Affiliate thereof.
     (b) Except for agreements explicitly contemplated by this Agreement or set forth in Schedule 4.5(b), there are no Contracts or proposed transactions, judgments, writs or decrees to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 on an annual basis, (ii) the license of any material Intellectual Property Right to or from the Company (other than licenses or software subject to “shrink wrap” or “click through” licenses), or (iii) the grant of rights to license, market or sell its products or services to any other Person or affect the right of the Company to develop, distribute, market or sell its respective products or services.
     (c) Except as set forth in Schedule 4.5(c), the Company has not made any loans or advances to any Person, other than ordinary advances for travel expenses.
     (d) Schedule 4.5(d) contains a list of each of the Company’s material Contracts. Each material Contract entered into by the Company is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not reasonably be expected to have a Material Adverse Effect and there are no defaults by the Company or, to Seller’s or the Company’s Knowledge, any other party thereto, thereunder, except those defaults that would not reasonably be expected to have a Material Adverse Effect and except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity. Except as set forth in Schedule 4.5(d), the Company is not a party to or bound by any non-compete agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the Company is entitled to conduct all or any material portion of the Company’s Business. Except as set forth in Schedule 4.5(d), the transfer and sale of the Stock will not alter, terminate, or cause a default under, any such material Contract. True and complete copies of all material Contracts of the Company have been delivered or made available to Purchaser on the Premises. Following the Closing Date, the Company will be permitted to exercise all of its rights under the material Contracts without the payment of any additional amounts or consideration other than amounts or consideration which the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.
     (e) The Company has timely paid its accounts payable in the ordinary course of business.
     4.6 Compliance with Laws. Neither the Company nor Seller has made any (a) kickback, bribe, or payment to any Person in violation of any federal, state, local or foreign laws,

rules or regulations, directly or indirectly, for referring, recommending or arranging business or customers with, to or for the Company or Seller or (b) other illegal payment. Each of the Company and Seller is in compliance (without obtaining waivers, variances or extensions) with, all federal, state, local and foreign laws, rules and regulations which relate to the operations of the Business, except where the failure to be in compliance would not result in a Material Adverse Effect.
     4.7 Financial Statements. The Financial Statements (a) have been prepared in accordance with GAAP, (b) are true and correct in all material respects and have been prepared on a basis consistent throughout the periods indicated and consistent with each other, and (c) present fairly in all material respects the financial condition, operating results and cash flows of the Company as of the dates and during the periods indicated therein (subject to normal year end audit adjustments and the absence of footnotes). Except as set forth in the Financial Statements, and fully reserved against therein, the Company has no material liabilities of any nature (absolute, accrued, contingent or otherwise) other than (i) liabilities incurred after the date of the Financial Statements in the ordinary course of business that are not material, individually or in the aggregate, and (ii) obligations under Contracts and commitments incurred in the ordinary course of business which would not be required under GAAP to be reflected in the Financial Statements prepared in accordance with GAAP. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP, and maintains a system of internal controls that is reasonable and appropriate in relation to its business.
     4.8 No Material Adverse Change. Other than to the extent contemplated by or relating to this Agreement, between December 31, 2005 and the date of this Agreement:
     (a) the Company has not entered into any material transaction outside the ordinary course of business, except for transactions contemplated by or relating to Contracts or other matters referred to in the Disclosure Schedule;
     (b) there has not occurred any Material Adverse Effect, except to the extent that any such change is seasonal in nature or has arisen from or relates to any transaction contemplated by or relating to any Contract or other matters referred to in the Disclosure Schedule;
     (c) there has not occurred any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect;
     (d) there has not occurred any termination, waiver, cancellation or compromise by the Company of any material rights or material claims, under Contract or otherwise, or of a material Debt owed to it, other than in the ordinary course of business;
     (e) there has not occurred any satisfaction or discharge of any Encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that does not have a Material Adverse Effect;
     (f) other than the Excluded Assets, there has been no sale, assignment, lease, transfer or other disposition by the Company of, or mortgages, pledges of, the imposition of any Encumbrance, on any portion of, or a transfer of a security interest in, the material assets of the Company, including but not limited to accounts receivable, other than in the ordinary course of business;
     (g) there has been no increase in the compensation payable by the Company to any of the Company’s employees, directors, stockholders, independent contractors or agents, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, stockholders or independent contractors of the Company other than in the ordinary course of business;
     (h) except as set forth in Schedule 4.8(h), there has not occurred any resignation or termination of employment of any officer or key employee of the Company and to Seller’s and the Company’s Knowledge, there is no impending resignation or termination of employment of any such officer or key employee;
     (i) there have not been any loans or Guarantees made by the Company to or for the benefit of their respective employees, officers, directors or stockholders or any members of their immediate families, other than travel advances and other advances made in the ordinary course of business;
     (j) there has been no adjustment or write-off of accounts receivable or reduction in reserves for accounts receivable outside of the ordinary course of business or any change in the collection, payment or credit experience or practices of the Company having a Material Adverse Effect;
     (k) other than the Dividend, there has been no declaration, setting aside or payment in respect to the Company’s capital stock by the Company of any dividend, distribution or extraordinary or unusual disbursement or expenditure other than expenses incurred in connection with this Agreement and the transactions contemplated herein, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;
     (l) other than as disclosed under Section 4.17, there has not been any commencement, settlement, written notice or to Seller’s and the Company’s Knowledge threat of any lawsuit or proceeding or other investigation against the Company or its affairs;
     (m) there has not been any amendment or changes to the Company’s Articles of Incorporation or Bylaws;
     (n) except as set forth in Schedule 4.8(n), there has not been any capital expenditure or capital expenditure commitment by the Company exceeding $100,000 individually;
     (o) there has been no merger, consolidation or similar transaction;

     (p) to Seller’s and the Company’s Knowledge, there has been no federal, state or local statute, rule, regulation, order or case adopted, promulgated or decided having a Material Adverse Effect;
     (q) there has not been any change in any election in respect of taxes, adoption or change in any accounting method (including any accounting method in respect of taxes), agreement or settlement of any claim or assessment in respect of taxes or extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;
     (r) there has not occurred any termination of, or change to, having a Material Adverse Effect, a material Contract (including but not limited to the Lenovo Contract, the IBM Contract and the Toshiba Contract) by which the Company or any of its assets are bound or subject, and Seller or the Company has no Knowledge of any threatened or contemplated termination or change; or
     (s) there has been no arrangement or commitment (written or oral) with respect to any of the foregoing.
     4.9 Employee Plans.
     (a) Neither the Company nor any ERISA Affiliate contributes to or has any contingent obligations to any Multiemployer Plan. Neither the Company nor any ERISA Affiliate has incurred any liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA.
     (b) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any Employee Plan which is a welfare plan (as defined in Section 3(l) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA.
     (c) Each Employee Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the Code, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. To Seller’s or the Company’s Knowledge, no Employee Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit that would have a Material Adverse Effect. Except as set forth in Schedule 4.9(c), neither the Company nor any ERISA Affiliate nor any fiduciary of any Employee Plan has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
     4.10 Licenses and Permits. The Company has all local, state, federal and foreign licenses, permits, registrations (but excluding Registered Intellectual Property Rights, which are the subject of Section 4.12), certificates, consents, accreditations and approvals (collectively, the

“Licenses and Permits”) necessary for the Company to operate and conduct the Business except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There is no material default on the part of the Company, Seller or to Seller’s or the Company’s Knowledge, any other party under any of the Licenses and Permits. To Seller’s or the Company’s Knowledge, there exists no grounds for revocation, suspension or limitation of any of the Licenses or Permits. No notices have been received by the Company or Seller with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses and Permits. The transactions contemplated hereby will not have a Material Adverse Effect on the Company’s right to utilize the Licenses and Permits as a result of the Closing. True and complete copies of all material Licenses and Permits have been delivered or made available to Purchaser on the Premises.
     4.11 Company Assets, Equipment and Client Information. The Company has good and marketable title to its assets, free and clear of all Encumbrances other than Permitted Liens. The Company’s assets are sufficient to conduct the Business as presently conducted. Except as set forth on Schedule 4.11, and other than the Excluded Assets, no assets utilized by the Company are owned by or in the possession of Seller. The accounts receivable of the Company represent bona fide obligations arising in the ordinary course of business, and, to the best of Seller’s or the Company’s Knowledge, are fully collectible in the ordinary course, net of applicable reserves, which reserves have been appropriately accounted for on the Financial Statements based upon the good faith estimates and information available to the Company’s management. Other than the Excluded Assets, the assets reflected on the Financial Statements constitute all of the material assets and other rights used in the conduct of the Business. Schedule 4.11 lists all material items of equipment (the “Equipment”) owned or leased by the Company. Except as set forth on Schedule 4.11, such Equipment is (a) adequate for the conduct of the Company’s Business as currently conducted, and (b) in good operating condition, subject to normal wear and tear. At Closing, the Company will convey to Purchaser all information regularly used by the Company in connection with the Company’s Business with regard to, and any and all rights it has to, all lists of its clients, client contact information, client correspondence and client licensing and purchasing histories relating to its current and former clients (the “Client Information”).
     4.12 Intellectual Property. The Company (a) owns or possesses all right, title and interest in and to, or has a right to use, all of the Intellectual Property Rights of the Business, free and clear of all Encumbrances (other than Permitted Liens), except where the failure to so own or posses such Intellectual Property Rights would not reasonably be expected to have a Material Adverse Effect, (b) has not received any written notice of any claim by any third party contesting the validity, enforceability, use or ownership of any material Intellectual Property Rights used in connection with the Business, nor to Seller’s or the Company’s Knowledge, is any such claim threatened, (c) except as set forth on Schedule 4.12, to Seller’s or the Company’s Knowledge, has not infringed, misappropriated or otherwise conflicted in any material respect with any Intellectual Property Rights of any third party, (d) may exercise, transfer or license its material Intellectual Property Rights without restriction or payment to a third party, (e) is not obligated to transfer or license any material Intellectual Property Rights currently held or later obtained to a third party, (f) takes reasonable steps to maintain the secrecy of Confidential Information from which the Company derives independent economic value, actual or potential, from the Confidential Information not being generally known, and (g) has made the necessary filings and recordations and has paid all required fees to record and maintain its ownership of all material Registered Intellectual Property Rights used in the Business. All Intellectual Property Rights will be owned by or available for use by the Company immediately following the Closing on the same terms and conditions as currently owned or used. Schedule 4.12 sets forth a complete and correct list in all material respects of (i) all Registered Intellectual Property Rights owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to the Company (the “Company’s Registered Intellectual Property Rights”); (ii) all exclusive licenses and exclusive rights to the Company’s Intellectual Property Rights granted by the Company; (iii) all material, non-exclusive licenses and rights to the Company’s Intellectual Property Rights granted by the Company; (iv) all exclusive licenses and exclusive rights to Intellectual Property Rights granted to the Company; and (v) all material, nonexclusive licenses and rights to Intellectual Property Rights granted to the Company. To Seller’s and the Company’s Knowledge, there is no material breach of the agreements relating to the grant of these licenses and rights. A complete list of all of the material Intellectual Property Rights, other than Trade Secret Rights, owned, possessed or used by the Company in the Business has been set forth in Schedule 4.12.
     4.13 Real Property. Schedule 4.13 sets forth a complete and correct list of all real properties or premises that the Company leases or utilizes in whole or in part in connection with the Business. Complete and correct copies of all mortgages, deeds of trust, leases, guarantees of lease and other documents concerning such real property have been provided to Purchaser. The Company does not own any real property in fee. Each lease of premises utilized by the Company in connection with the Business is valid and binding in all material respects, as between the Company and the other party or parties thereto except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity, and the Company is a tenant or possessor in good standing thereunder, free of any material default or breach on the part of the Company and, to Seller’s or the Company’s Knowledge, free of any material default or breach on the part of the lessors thereunder, and quietly enjoys the premises provided for therein.
     4.14 Labor Agreements and Employees. The Company is not bound by or subject to (and none of its assets is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to Seller’s or the Company’s Knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to Seller’s or the Company’s Knowledge threatened, which could have a Material Adverse Effect, nor to Seller’s and the Company’s Knowledge is there any labor organization activity involving its employees. Schedule 4.14 sets forth, as of the date of this Agreement, (a) a complete list of all of the Company’s employees identified by employee numbers, indicating rates of pay, employment dates and job titles for each employee, (b) true and correct copies of any and all fringe benefits and personnel policies, (c) categorization of each such employee as a full time, part time or part time plus employee of the Company, and (d) whether any such employee has an employment agreement. For purposes of this Section 4.14, “part time employee” means an employee who is employed for an average of fewer than 30 hours per week and “part time plus employee” means an employee who is employed for an average of between 30 and 39 hours per week. Except as set forth in Schedule 4.14, the Company has no employment agreements with its employees. To Seller’s and the Company’s Knowledge, no officer or key employee, or any group of key employees, intends to terminate his, her or their employment with the Company. Schedule 4.14 sets forth (i) all former employees of the Company utilizing or eligible to utilize COBRA health insurance and (ii) a complete list of all of the Company’s Employee Plans. To Seller’s and the Company’s Knowledge, all such plans have been administered in material compliance with applicable laws. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment.
     4.15 Tax Matters.
     (a) Seller and the Company have prepared and timely filed all required federal, state and local returns, estimates, information statements and reports relating to any and all Taxes concerning or attributable to the Company or its operations (“Returns”) and such Returns are true and correct and completed in accordance with applicable law. In filing the Returns, Seller and the Company have not taken any filing positions that they do not deem as probable of being sustained in the event of an audit.
     (b) Seller and the Company have timely paid all the Company’s Taxes and timely paid or withheld with respect to the Company’s employees and other third parties (and timely paid over any withheld amounts to the appropriate taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld.
     (c) Seller and the Company have not been delinquent in the payment of any Tax of the Company, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has Seller or the Company executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax applicable to the Company.
     (d) Except as set forth in Schedule 4.15(d), there is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or, to Seller’s or the Company’s Knowledge, threatened against the Company or Seller by any Governmental Authority with respect to any Returns. No adjustment relating to any Return has been proposed in writing by any taxing authority to Seller or the Company or any representative thereof. No claim has ever been successfully made by a Governmental Authority in a jurisdiction where Seller or the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction.
     (e) The Company had no liabilities for unpaid Taxes arising in periods for which Returns are not yet required to be filed as of the date of the most recent unaudited balance sheet that have not been accrued or reserved on such balance sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of such balance sheet other than in the ordinary course of business.
     (f) The Company has delivered or made available to Purchaser on the Premises copies of all Returns filed for the fiscal years ended 2000 to the most recent period for which Returns were required to be filed.

     (g) There are no Encumbrances on the Company’s assets relating to or attributable to Taxes other than Encumbrances for Taxes not yet due and payable.
     (h) The Company is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
     (i) During the two-year period ending on the date hereof, the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
     (j) The Company has not engaged in a reportable transaction within the meaning of Treas. Reg. § 1.6011-4(b).
     (k) The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income as a result of (i) any change in method of accounting under Section 481(c) of the Code prior to the Closing Date, (ii) closing agreement under Section 7121 of the Code entered into prior to the Closing Date, (or in the case of each of (i) and (ii), under any similar provision of applicable law), or (iii) installment sale or open transaction disposition prior to the Closing Date.
     (l) Other than as set forth in Schedule 4.15(l), there is no Contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of the Company or other Person, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or any similar provision of applicable law.
     4.16 Insurance. Seller, for the benefit of the Company, has maintained in full force and effect and has continuously maintained insurance coverage for the operations, personnel, and assets of the Company and for the Business (to the extent possible and prudent), sufficient in amount (subject to reasonable deductibles) to allow the Company to maintain normal business operations in the event of a loss. The Company has in full force and effect errors and omissions liability insurance in amounts acceptable to Seller and customary for companies similar in size and complexity in the industry. Neither the Company nor Seller is in default or breach of any material provision contained in any such insurance policies, and neither the Company nor Seller has failed to give any notice or to present any known claim thereunder in due and timely fashion. Neither the Company nor Seller has received any notice of the intent of any insurance company to not renew or to cancel any material, in force insurance policies for the Company or materially increase the premiums thereunder. The Company and Seller have notified insurers of any known claims in a reasonably timely manner. Except as set forth in Schedule 4.16, no letters of credit have been posted or cash restricted for the benefit of any such insurance policies.
     4.17 Litigation, Actions and Proceedings. Except as set forth in Schedule 4.17, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Authority against Seller or the Company, any of the Company’s assets or Business, or, to Seller’s or the Company’s Knowledge, any of the Company’s current or former directors or officers or any other Person whom Seller or the Company has agreed to indemnify (with respect to such indemnification obligation), as such, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Furthermore, except as set forth in Schedule 4.17, there is no action, suit, proceeding or investigation pending or, to Seller’s or the Company’s Knowledge, currently threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated hereby or thereby, or that might have, either individually or in the aggregate, a Material Adverse Effect. Other than the Quarles & Brady Claim, there is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing involving the prior employment of any employees of the Company, their use in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.
     4.18 Confidentiality Agreements. The Company has entered into agreements with some of its employees, consultants and officers regarding confidentiality and proprietary information substantially in the form or forms delivered or made available to Purchaser on the Premises. Except as set forth on Schedule 4.18, to Seller’s or the Company’s Knowledge, none of the Company’s former and current employees, consultants or officers is in violation thereof.
     4.19 Corporate Documents. The Company’s Articles of Incorporation and Bylaws are in the forms provided to Purchaser. Seller has heretofore made available to Purchaser for Purchaser’s inspection all of the Company’s minute books, stock ledgers and stock books in the Company’s possession.
     4.20 Powers of Attorney. Other than as set forth in Schedule 4.20, there are no powers of attorney or similar arrangement by which Seller is authorized to act for or on behalf of the Company.
     4.21 Restrictions on Business Activities. There is no material agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company, which has or may reasonably be expected to have the effect of prohibiting or impairing any Business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of the Business by the Company or otherwise limiting the freedom of the Company or its Affiliates to engage in any line of business or to compete with any Person (other than licenses of and other agreements relating to Intellectual Property Rights). Except as set forth on Schedule 4.21, without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.
     4.22 Environmental Matters. Except as would not have a Material Adverse Effect, to Seller’s and the Company’s Knowledge, the Company is in material compliance with all applicable Environmental Laws and Environmental Permits; no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or is threatened by any Governmental Authority or other Person regarding the Company’s operations under any Environmental Law; and there are no liabilities or obligations of the Company under any Environmental Law or with respect to any Hazardous Substance that could reasonably be expected to result in or be the basis for any liability or obligation under any Environmental Law.
     4.23 Brokers’ and Finders’ Fees. Except for Martin Wolf Securities LLC, neither the Company nor Seller has retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and neither the Company nor Seller has incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement. Seller’s obligation to indemnify Purchaser under Section 11 shall extend to any Losses arising from or related to brokers’ or finders’ fees described in this Section 4.23.
     4.24 No Conflict of Interest. The Company is not indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. Except as set forth on Schedule 4.24, none of the Company’s officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to the Company or, to Seller’s or the Company’s Knowledge, have any direct or indirect ownership interest in any Person which is an Affiliate of the Company or with which the Company has a business relationship, or any Person which competes with the Company except that officers, directors and/or stockholders of the Company may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with the Company. To Seller’s or the Company’s Knowledge, none of the Company’s officers or directors or any members of their immediate families are, directly or indirectly, interested in any material Contract with the Company. The Company is not a guarantor or indemnitor of any Debt of any other Person.
Section 5. Representations and Warranties of Purchaser
     As a material inducement to Seller and the Company to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants to Seller and the Company as follows:
     5.1 Organization, Qualification and Authority. Purchaser is a corporation or other legal entity duly incorporated and validly existing under the laws of its jurisdiction of organization. Purchaser has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Purchaser hereunder. No other action, consent or approval on the part of Purchaser or any other Person, is necessary to authorize Purchaser’s due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection hereto. This Agreement and all other agreements and documents executed in connection herewith by Purchaser, upon due execution and delivery thereof, shall constitute the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.
     5.2 Availability of Funds. Purchaser’s financial resources are sufficient to enable it to purchase the Stock.
     5.3 No Violations. The execution and delivery of this Agreement and the performance by Purchaser of its respective obligations hereunder, with or without the passage of time and giving of notice, (a) do not and will not conflict with or violate any provision of the Articles of Incorporation, Bylaws or similar organizational documents of Purchaser, and (b) do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Encumbrance upon the capital stock or assets of Purchaser pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, waiver, exemption, order of, or registration, qualification, designation, declaration or filing with, or other action by or notice to any Governmental Authority or other third party, including a party to any agreement with Purchaser, pursuant to, any law, statute, rule or regulation or any Contract, instrument, order, judgment or decree to which Purchaser is subject or by which any of its respective assets are bound, except where the failure to obtain any such authorization, consent, approval, exemption or other action, or deliver any such notice, would not result in a material adverse effect on Purchaser.
     5.4 Litigation, Actions and Proceedings. There is no action, suit, proceeding or investigation pending or, to Purchaser’s knowledge, currently threatened against Purchaser that questions the validity of this Agreement or the right of Purchaser to enter into it, or to consummate the transactions contemplated hereby or thereby.
     5.5 Brokers. Purchaser has not retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and Purchaser has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.
     5.6 Acquisition of Shares for Investment. Purchaser is acquiring the Stock for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Stock. Purchaser is able to bear the economic risk of holding the Stock for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in Stock.
Section 6. Pre-Closing Covenants of Seller
     Seller agrees that, between the date of this Agreement and the Closing Date:
     6.1 Conduct of Business. Except as contemplated by this Agreement or with Purchaser’s prior written consent (which shall not be unreasonably withheld), the Company shall, and Seller shall use its commercially reasonable efforts to cause the Company to:

     (a) conduct the Business only in the ordinary course in substantially the same manner as heretofore conducted;
     (b) preserve and maintain all Intellectual Property Rights used in the Business substantially in accordance with current business practices;
     (c) preserve and maintain all Licenses and Permits used in the Business substantially in accordance with current business practices;
     (d) comply in all material respects with all statutes, laws, ordinances, rules, regulations, Licenses and Permits applicable to the Business;
     (e) perform in all material respects all obligations under Contracts and instruments relating to or affecting the Business;
     (f) maintain the books of account and records of the Business in the usual, regular and ordinary manner;
     (g) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried with respect to the Business;
     (h) not (i) enter into any employment agreement or commitment to employees of the Business or effect any increase in the compensation or benefits payable or to become payable (whether oral or written) to any officer, director or employee of the Business other than increases in non-officer employee compensation effected in the ordinary course of business or (ii) modify or amend, or waive any benefit of, any non-compete agreement to which the Company or Seller is a party;
     (i) not (i) amend its Articles of Incorporation, Bylaws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, other than as contemplated by this Agreement (other than the payment of the Dividend to Seller prior to Closing), or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock;
     (j) not issue any securities in the Company, any securities convertible into securities of the Company, or any rights or interests therein;
     (k) not merge, combine or consolidate with any Person;
     (l) not engage in any transaction with any Affiliate of the Company or any Affiliate of Seller, other than transactions between the Company and Seller related to this Agreement or the transactions contemplated herein (other than the payment of the Dividend to Seller prior to Closing);
     (m) not (i) acquire or purchase an equity interest in or any assets of any Person or otherwise acquire any assets outside the ordinary course of business and consistent with past practice or otherwise enter into any material Contract, commitment or transaction or (ii) sell, lease, license, waive, release, transfer, encumber (other than Permitted Liens) or otherwise dispose of any of its material assets, Equipment or other tangible personal property of the Business;
     (n) not (i) incur, assume or prepay any Debt or any other material liabilities other than (A) accounts payable and payments under credit facilities existing on the date hereof in the ordinary course of business and consistent with past practice, or (B) accounts payable and payments incurred in connection with the negotiation and documentation of this Agreement and the consummation of transactions contemplated herein, including, without limitation, attorneys’ fees, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person or (iii) make any loans, advances or capital contributions to, or investments in, any Person;
     (o) not authorize or make any single expenditure or series of related expenditures in excess $150,000;
     (p) not enter into any Contract that cannot be terminated with 30 days’ or less notice and without penalty; and
     (q) not authorize or enter into any commitment with respect to any of the matters described above.
     6.2 Access. Subject to the provisions of Section 6, Seller shall, after receiving reasonable advance notice from Purchaser, give Purchaser reasonable access (during normal business hours) to the Company’s physical assets, facilities, books, records, Contracts, computer systems and databases, and Licenses and Permits and any other information and matters reasonably requested by Purchaser for the purpose of enabling Purchaser to further investigate and inspect, at Purchaser’s sole expense, the Business, assets, operations, financial condition and legal affairs of the Company. Seller will make the Company’s officers, auditors, counsel, or other representatives reasonably available for consultation and verification of any information so obtained. Such information will be treated as confidential by Purchaser and not disclosed to any third parties without the prior written consent of the Company, except for disclosure by Purchaser to its legal, accounting and other professional advisors, employees and agents in connection with the evaluation and consummation of the transactions contemplated by this Agreement.
     6.3 Exclusivity. Until the termination of this Agreement, Seller and the Company agree not to enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including the Company’s officers, shareholders, employees and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to effect a Competing Transaction. Seller and the Company shall immediately cease any and all contacts, discussions and negotiations with third parties regarding any Competing Transaction, and Seller and the Company shall grant no access to any third party to any of the Company’s premises, to any confidential information, or to any other information relating to the Company for the purpose of enabling such third party to make a determination as to whether to enter into a Competing Transaction with Seller or the Company. Seller shall, and shall cause the Company to, notify Purchaser if any proposal regarding a Competing Transaction (or any inquiry or contact with any Person with respect thereto) is made and shall advise Purchaser of the contents thereof (and, if in written form, provide Purchaser with copies thereof).
Section 7. Pre-Closing Covenants of Purchaser
     Purchaser agrees that, between the date of this Agreement and the Closing Date:
     7.1 Cooperation. Purchaser shall cooperate fully with Seller, and shall provide Seller with such assistance as Seller may reasonably request, for the purpose of facilitating the performance by Seller of its obligations under this Agreement. Purchaser shall cooperate with Seller to assist Seller in obtaining (i) the consents required pursuant to Section 9.3 and (ii) any and all releases or terminations of any obligations of Seller to any third party other than those specifically excepted under the terms of this Agreement or that will be satisfied prior to the Closing and (iii) any and all terminations of any guarantees of Seller of any obligations or liabilities of any third party that will remain unsatisfied or outstanding following the Closing, including, without limitation, obligations or liabilities of the Company.
Section 8. Post-Closing Covenants
     8.1 Employee Matters. Effective as of the Closing Date, each individual who, immediately prior to the Closing, is a Company employee (including individuals who are on military leave, disability, workers’ compensation or any approved leave of absence, whether or not paid) shall automatically, and without further action by Purchaser, Seller, the Company, such individual or any other Person, continue to be an employee of the Company.
     8.2 Joint Employee Plans with Seller. Seller and the Company shall take such action as is necessary such that the Company shall cease being a “participating employer” and shall cease any co-sponsorship and participation in each Employee Plan that is jointly adopted, sponsored or maintained by Seller and the Company and in which any current, terminated or retired employee of the Company participates. All liabilities associated with all Employee Plans that are jointly adopted, sponsored or maintained by Seller and the Company shall remain with Seller and Seller shall indemnify and hold harmless Purchaser, and its respective officers, directors, employees, Affiliates and agents, at all times from and after the Closing Date from, against and in respect of any and all Losses arising therefrom.
     8.3 Non-Solicitation and Covenant Not to Compete.
     (a) For a period of 18 months from and after the Closing Date (the “Non-Solicitation Period”), Seller agrees that it and its Affiliates shall not, directly or indirectly, either for itself or for any other Person, solicit for employment any of the Company’s employees employed as of the Closing Date without the prior written consent of the Company; provided, however, that nothing shall prohibit Seller or its Affiliates from hiring any Person who contacts them without any solicitation from Seller or its Affiliates or as a result of a general solicitation by Seller or its Affiliates to the public..
     (b) For a period of three years from and after the Closing Date (the “Non-Compete Period”), Seller agrees that it and its Affiliates shall not, directly or indirectly, either for itself or for any other Person, operate anywhere in the world a business substantially similar to the Company’s Business as conducted on the Closing Date (a “Competitive Business”). For the avoidance of doubt, Purchaser acknowledges that Seller’s business as currently operated (but not including the Company) is not a Competitive Business.
     (c) Notwithstanding the provisions of Section 8.3(b), Seller and its Affiliates may (i) acquire a Person fifteen percent or less of the consolidated annual revenues (measured by the most current financial statements published by the acquired Person in the ordinary course of business) of which are derived from a Competitive Business, (ii) beneficially own ten percent or less of the equity of any Person that competes, directly or indirectly, with the Company, or (iii) beneficially own Debt or other non-voting securities of any Competitive Business.
     (d) Nothing in this Section 8.3 shall restrict or prohibit the actions or conduct of or otherwise apply to, any third party that consummates a merger, consolidation, business combination, acquisition or assets or purchase of capital stock with respect to Seller.
     8.4 Cooperation; Books and Records.
     (a) Purchaser and the Company shall provide Seller and its Affiliates and their respective representatives and agents reasonable assistance in connection with any financial reporting or accounting matters, the Excluded Assets and the Quarles & Brady Claim, upon reasonable notice, including access to documents for production or use in connection with or in anticipation of any action or proceeding, access to employees and officers, as necessary, for testimony at depositions or trial and assistance in connection with, or in anticipation of, any Tax audit.
     (b) Purchaser shall retain all of the books and records of the Company for a period of five years after the Closing Date or such longer time as may be required by law.
     8.5 Quarles & Brady Claim. Following the Closing, Seller shall, at its own expense, continue to litigate the Quarles & Brady Claim and, subject to Section 8.4, Purchaser and the Company shall provide Seller, its representatives and agents reasonable assistance in connection with the Quarles & Brady Claim and Purchaser and the Company shall not agree to any waiver or settlement without the prior written consent of Seller; provided, however, that, subject to Section 11, Seller shall indemnify and hold harmless Purchaser from and against, and shall reimburse Purchaser for, any and all liability or out-of-pocket expenses incurred by Purchaser in connection with the Quarles & Brady Claim. Any recovery or benefit (including damages, attorney’s fees or otherwise) by the Company from the Quarles & Brady Claim shall be held in trust for the benefit of Seller and any such recovery or benefit shall be promptly paid over to Seller.
     8.6 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and related fees (including any penalties, interest and additions to Tax) incurred with respect to the Stock pursuant to this Agreement shall be divided equally between Seller and Purchaser. Except as required by applicable law, Purchaser shall prepare, execute and file all Returns and other documentation on a timely basis as may be required to comply with the provisions of any such applicable law.
     8.7 Payment of Taxes. Seller shall remain liable and pay any and all Taxes concerning or attributable to Seller and its Affiliates (other than the Company). Seller shall be liable and pay, or cause to be paid, any and all Taxes concerning or attributable to the Company’s operations for the period prior to the Closing Date and the period on the Closing Date prior to the Closing.
Section 9. Conditions to Obligation of Purchaser to Close
     The obligation of Purchaser to purchase the Stock and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived in writing by Purchaser in whole or in part):
     9.1 Accuracy of Representations and Warranties. The representations and warranties of Seller set forth in Section 4, as modified solely by the Disclosure Schedule, shall be accurate in all material respects as of the Closing Date, except to the extent that any of such representations and warranties refers specifically to a date other than the Closing Date.
     9.2 Performance. Seller shall have performed, in all material respects, all covenants, agreements and obligations required by this Agreement to be performed by Seller on or before the Closing Date.
     9.3 Consents or Waivers Obtained. Purchaser shall have received evidence, in form and substance reasonably satisfactory to it, that the consents, or waivers thereof, listed as items 1 through 7 and 9 on Schedule 4.4 have been obtained.
     9.4 No Injunction. There shall not be in effect, at the Closing Date, any injunction or other binding order of any Governmental Authority having jurisdiction over Purchaser that prohibits the purchase of the Stock by Purchaser.
     9.5 Encumbrances; Stock Certificates. The Stock and assets of the Company shall be free and clear of all Encumbrances (other than Permitted Liens, if any). Purchaser shall have received the stock certificates representing the Stock duly endorsed for transfer and accompanied by any applicable documentary stamp tax.
     9.6 Delivery of Documents. Seller shall have delivered or made available to Purchaser on the Premises the documents required to be delivered or made available under Sections 4.5(d), 4.10, 4.15(f), and 4.18.

     9.7 Financial Statements. Seller and the Company shall have delivered the Financial Statements to Purchaser which Financial Statements, as applicable, shall be presented on a monthly basis beginning with the month following the financial statements for the fiscal year ended 2005 through the last month ending prior to the Closing Date; provided, however, that if the Closing is to take place prior to the 15th day of a month, the financial statements for the immediately prior month shall not need to be delivered.
     9.8 Lease Agreement. Seller and the Company shall have entered into a lease agreement in the form attached hereto as Exhibit A.
     9.9 Release of Credit Support Obligations. The Company shall have been released from any credit support obligations under the Credit Agreements.
     9.10 Automatic Transfer of Funds. As of the end of the day on the Closing Date, Seller shall have terminated any arrangement by which funds from the Company’s operating accounts with JP Morgan Chase are collected and transferred to Seller.
     9.11 Resignations of Directors. On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser written resignations of any and all directors of the Company.
     9.12 No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.
Section 10. Conditions to Obligation of Seller to Close
     The obligation of Seller to cause the Stock to be sold to Purchaser and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived in writing by Seller in whole or in part):
     10.1 Accuracy of Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5 shall be accurate in all material respects as of the Closing Date.
     10.2 Performance. Purchaser shall have performed, in all material respects, all covenants, agreements and obligations required by this Agreement to be performed by Purchaser on or before the Closing Date.
     10.3 Approvals. This Agreement shall have been approved by the requisite vote of Purchaser’s Board of Directors.
     10.4 No Injunction. There shall not be in effect, at the Closing Date, any injunction or other binding order of any Governmental Authority having jurisdiction over Seller or the Company that prohibits the sale of the Stock to Purchaser.
     10.5 Release of Guarantees. The Seller shall be released from any guarantees of the Company’s performance listed on Schedule 10.5.

Section 11. Indemnification.
     11.1 Indemnification by Seller.
     (a) Subject to the limitations in Section 11.1(d), Seller shall indemnify and hold harmless Purchaser, and its respective officers, directors, employees, Affiliates and agents, at all times from and after the Closing Date from, against and in respect of any and all Losses arising from or related to any breach or default in performance by Seller or the Company of any of its representations or warranties, covenants or agreements contained in this Agreement.
     (b) Seller shall indemnify and hold harmless Purchaser, and its respective officers, directors, employees, Affiliates and agents, at all times from and after the Closing Date from, against and in respect of any and all Losses arising from or related to the Excluded Assets.
     (c) Seller shall indemnify and hold harmless Purchaser, and its respective officers, directors, employees, Affiliates and agents, at all times from and after the Closing Date from, against and in respect of any and all Losses arising from or related to all matters set forth or included in Schedule 4.9(c), Schedule 4.12 (limited to the section titled “Infringement, Misappropriation”), Schedule 4.15(d) and Schedule 4.17.
     (d) Certain Limitations.
     (i) Other than for the Quarles & Brady Claim, the Excluded Assets and all claims arising from or related to a breach of Sections 4.9, 4.14, 4.15, or 4.17, Seller shall have no obligation to indemnify Purchaser for any Losses until such time as the amount of the aggregate Losses equal or exceed $250,000 (the “Purchaser’s Deductible”), after which there may only be recovered those Losses in excess of the Purchaser’s Deductible, subject to the limitations in Section 11.1(d)(ii).
     (ii) Other than for the Quarles & Brady Claim, the Excluded Assets, all claims arising from or related to a breach of Sections 4.9, 4.14, 4.15, 4.17 or 8.3(b), for Losses arising from items listed under the section titled “Infringement, Misappropriation” in Schedule 4.12, and for Losses described in Section 11.1(c), Seller shall have no obligation to indemnify Purchaser for any Losses in excess of $10.0 million; provided, however, that all Losses of Purchaser shall be applied first to satisfy the Purchaser’s Deductible.
     (iii) Seller shall have no liability under this Section 11.1 for a breach of any representation or warranty to the extent (1) a reserve in respect of any Losses was made in the Financial Statements, (2) the amount of any insurance proceeds actually received by Seller with respect to such Losses, and (3) any indemnity, contribution or other similar payment actually received by Seller from any third party with respect to such Losses.

     11.2 Indemnification by Purchaser.
     (a) Subject to the limitations in Section 11.2(b), Purchaser shall indemnify and hold harmless Seller, and its respective officers, directors, employees, Affiliates and agents, at all times from and after the Closing Date from, against and in respect of any and all Losses arising from or related to any breach or default in performance by Purchaser of any of its representations or warranties, covenants or agreements contained in this Agreement.
     (b) Certain Limitations.
     (i) Purchaser shall have no obligation to indemnify Seller for any Losses until such time as the amount of the aggregate Losses equal or exceed $250,000 (the “Seller’s Deductible”), after which there may only be recovered those Losses in excess of the Seller’s Deductible, subject to the limitations in Section 11.2(b)(ii).
     (ii) Purchaser shall have no obligation to indemnify Seller for any Losses in excess of $10.0 million; provided, however, that all Losses of Seller shall be applied first to satisfy the Seller’s Deductible.
     (iii) Purchaser shall have no liability under this Section 11.2 for a breach of any representation or warranty to the extent (1) the amount of any insurance proceeds actually received by Purchaser with respect to such Losses, and (2) any indemnity, contribution or other similar payment actually received by Purchaser from any third party with respect to such Losses.
     11.3 Matters Involving Third Parties.
     (a) For purposes of this Section 11.3, a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party which may be entitled to indemnification is referred to as the “Indemnified Party.”
     (b) If any third party shall notify the Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against the Indemnifying Party under this Section 11, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant documentation in the possession of the Indemnified Party (a “Notice of Claim”); provided, however, that failure on the part of the Indemnified Party to notify any Indemnifying Party shall not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby materially prejudiced by such failure.
     (c) The Indemnifying Party may, at its own expense, participate in the defense of any claim, suit, action or proceeding by providing written notice to the Indemnified Party and delivering to the Indemnified Party a written agreement that the Indemnified Party is entitled to indemnification pursuant to Section 11 for all Losses arising out of such claim, suit, action or proceeding, and that the Indemnifying Party shall be liable for the entire amount of any Loss, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof, provided that the Indemnifying Party’s counsel is reasonably satisfactory to the Indemnified Party, and the Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If, however, the Indemnifying Party reasonably determines, based upon written advice of counsel, that the representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party would present a conflict of interest, then such Indemnified Party may employ separate counsel (Indemnifying Party’s consent to the choice of counsel is required, such consent not to be unreasonably withheld) to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of one such separate counsel. Whether or not the Indemnifying Party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the Parties hereto shall cooperate in the defense or prosecution thereof.
     (d) Any settlement or compromise made or caused to be made by the Indemnified Party or the Indemnifying Party, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in this Section 11.3 shall also be binding upon the Indemnifying Party or the Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise, provided that no obligation, restriction or Loss shall be imposed on the Indemnified Party as a result of such settlement without its prior written consent. The Indemnified Party will give the Indemnifying Party at least 30 days’ notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Party may reject such proposed settlement or compromise; provided that from and after such rejection, the Indemnifying Party shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Party would have been obligated to pay under the proposed settlement or compromise.
Section 12. Termination of Agreement
     12.1 Right to Terminate Agreement. This Agreement may be terminated prior to the Closing:
     (a) by the mutual written agreement of Seller, the Company and Purchaser;
     (b) by Purchaser at any time after July 14, 2006, if any condition set forth in Section 9 shall not have been satisfied or waived (unless, in the case of any such termination by Purchaser pursuant to this Section 12.1(b), the failure of such event to occur shall have been caused by the action or failure to act by Purchaser, which action or failure to act constitutes a breach of Purchaser’s obligations under this Agreement); provided, however, that the deadline set forth in this Section 12.1(b) shall be automatically extended until July 31, 2006 if Seller and the Company have not obtained the necessary consents pursuant to Section 9.3; or
     (c) by Seller and the Company at any time after July 14, 2006, if any condition set forth in Section 10 shall not have been satisfied or waived (unless, in the case of any such termination by Seller pursuant to this Section 12.1(c), the failure of such event to occur shall have been caused by the action or failure to act by Seller, which action or failure to act constitutes a breach of Seller’s obligations under this Agreement); provided, however, that the deadline set forth in this Section 12.1(c) shall be automatically extended until July 31, 2006 if Seller and the Company have not obtained the necessary consents pursuant to Section 9.3.
     12.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 12.1:
     (a) Purchaser shall promptly cause to be returned to Seller all documents and information obtained in connection with this Agreement and the transactions contemplated by this Agreement and all documents and information obtained in connection with Purchaser’s investigation of the Company’s Business, operations and legal affairs, including any copies made by Purchaser of any such documents or information; and
     (b) all covenants, representations and warranties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, as of the date of termination, and neither party hereto shall have any obligation or liability to the other party hereto, provided that the Company shall remain liable for the payment of expenses pursuant to Section 13.2.
Section 13. Miscellaneous Provisions
     13.1 Survival of Representations and Warranties. The representations and warranties of Seller contained in this Agreement or in any certificate or other instrument delivered at the Closing pursuant to this Agreement shall survive the Closing for two years except for the representations and warranties of Seller described in Sections 4.9, 4.14, 4.15 and 4.22, which will survive the Closing until the applicable statute of limitations (the “Survival Period”). No claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period.
     13.2 Expenses. The Company shall pay: (a) all costs and expenses associated with any governmental or regulatory agency filing, Consent, and approval required in connection with this Agreement and the transactions contemplated hereby; and (b) all costs and expenses associated with the compilation of the Financial Statements. Except as set forth in Section 8.6 and Section 13.9(c), all other fees, costs and expenses incurred by the parties in connection with this Agreement shall be the responsibility of the party incurring such costs and expenses.

     13.3 338(h)(10) Election. If requested by Purchaser, the Company and Seller agree to make an election pursuant to Section 338(h)(10) of the Code, as amended (and any corresponding provisions of Arizona and other applicable state tax law), with respect to the purchase of the Stock, which election shall allocate the Purchase Price to the Company’s assets pursuant to the method prescribed in Treasury Regulation §1.338-6 (as reasonably determined by Purchaser and agreed upon by Seller). Purchaser shall promptly pay to Seller upon receipt of demand therefor (which demand shall be accompanied by copies of the documentation and computations described in the immediately following sentence) as additional Purchase Price an amount equal to the increased Taxes, if any, incurred by Seller with respect to the year in which the Closing occurs and the year in which any payments are made pursuant to this provision (including any additional Taxes in respect of such amounts) as a result of any Section 338(h)(10) Election or analogous elections made such that Seller will receive the same after-Tax proceeds with respect to the year in which the Closing occurs and the year in which any payments are made pursuant to this provision as if Seller had sold stock and no Section 338(h)(10) Election or analogous elections had been made. Such determinations shall be based upon documentation and computations made by Seller with respect to amounts due hereunder presented to Purchaser. Seller shall provide such documentation and computations to Purchaser no later than 90 calendar days after (i) the Closing Date and (ii) the date of any payment of additional Purchase Price giving rise to the obligation to pay additional amounts hereunder; provided, however, that Seller’s failure to provide such documentation and computations within such time shall not constitute a waiver of its rights to additional amounts hereunder. Any item of income, expense, gain, or loss (other than any amount in respect of allocations of Purchase Price in connection with a Section 338(h)(10) Election or additional amounts payable hereunder) occurring after the Closing Date shall not be considered in calculating increased Taxes.
     13.4 Returns
     (a) Purchaser shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Returns for periods that end after the Closing Date.
     (b) If a 338(h)(10) election pursuant to Section 13.3 is not made by Purchaser, such Returns shall be prepared in a manner consistent with the past practices of Seller and the Company in preparing Returns. Purchaser shall furnish Seller drafts of Returns as proposed to be filed for periods that end after the Closing Date no later than 30 calendar days prior to the due date (without extensions) for the filing of such Returns for Seller’s review and approval. Seller shall have 15 calendar days to review such Returns, and shall, at or prior to the end of such period, furnish its approval of such Returns or provide its comments and modifications to such Returns. Purchaser shall accept Seller’s comments and modifications to such Returns, and such Returns, as modified to reflect Seller’s comments and modifications, shall be deemed to have been approved by Seller. If Purchaser disagrees with or refuses to accept any of Seller’s comments or modifications, the parties shall consult and cooperate in good faith to resolve such disagreements and refusals, and the Returns as agreed to after such consultation shall be filed in such form as agreed to. If, however, the parties cannot reach agreement within 30 calendar days after Seller’s delivery of its comments and modifications to the draft Returns as originally proposed by Purchaser, the parties shall refer the resolution of such disagreement to a nationally recognized accounting firm reasonably acceptable to both parties for final resolution of such disagreement. Such accounting firm’s decision shall be binding on both parties, and shall be made not later than seven calendar days prior to the due date (including extensions) for the filing of such Returns. Each party shall bear 50% of the costs of such accounting firm incurred in connection therewith.
     13.5 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.
     13.6 No Implied Representations. Purchaser and Seller acknowledge that, except as expressly provided in Section 4 and Section 5, neither party hereto, and none of the representatives of either party hereto, has made or is making any representations or warranties whatsoever, implied or otherwise.
     13.7 Public Announcements. Notwithstanding anything to the contrary in this Agreement, each party to this Agreement hereby agrees with the other party hereto that, without first consulting with the other party, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of one of the parties is listed, if any, no press release or similar public announcement or communication shall, prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement.
     13.8 Materiality. For purposes of this Agreement, a Contract, obligation, liability, transaction, change, breach, encumbrance, proceeding or other matter or event shall not be deemed to be “material” unless the existence or occurrence of such matter or event would, by itself, cause a reasonable purchaser to reverse its decision to enter into a transaction of the type contemplated by this Agreement.
     13.9 Arbitration. Any dispute that the parties are unable to resolve through mediation will be submitted to arbitration in accordance with the following procedures:
     (a) Demand for Arbitration; Location. Either party may demand arbitration by giving the other party written notice to such effect, which notice will describe, in reasonable detail, the facts and legal grounds forming the basis for the filing party’s request for relief and will include a statement of the total amount of damages claimed, if any, and any other remedy sought by that party. The arbitration will be held before one neutral arbitrator in Phoenix, Arizona before a mutually agreeable nationally or regionally recognized arbitration organization utilizing retired judges of that region such as J.A.M.S., and will proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). If the parties are unable to agree on the organization to administer the arbitration, it will be administered by the AAA under its procedures for large and complex cases. There will be no discovery in such arbitration other than document requests for documents specifically related to this Agreement and the transaction contemplated herein, which documents will be produced within 15 calendar days after such requests. Pending the arbitrator’s determination of the merits of the dispute, either Party may apply to any court of competent jurisdiction to seek injunctive or other extraordinary relief.
     (b) Award. The decision of, and award rendered by, the arbitrator will be final and binding on the parties. Upon the request of a party, the arbitrator’s award will include written findings of fact and conclusions of law. Judgment on the award may be entered in and enforced by any court of competent jurisdiction.
     (c) Attorney’s Fees. The losing party shall pay the prevailing party’s attorney’s fees, costs and expenses (including filing fees) with respect to the arbitration, unless otherwise determined by the arbitrator.
     13.10 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York without giving effect to principles of conflicts of law.
     13.11 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and duly delivered when received by the intended recipient at the following address (or at such other address as the intended recipient shall have specified in a written notice given to the other party hereto):
     if to Purchaser:
TeleTech Holdings, Inc.
9197 S. Peoria Street
Legal 2-264
Englewood, CO 80112
Attn:Chief Financial Officer
Fax:(303) 397-8647
     with a copy to:
TeleTech Holdings, Inc.
9197 S. Peoria Street
Legal 2-264
Englewood, CO 80112
Attn: Christy O’Connor, Esq.
Fax: (303) 397-8677
     and
Brownstein Hyatt & Farber, P.C.
410 Seventeenth Street, 22nd Floor
Denver, CO 80202
Attn: Steven C. Demby
Fax: (303) 223-1111

     if to Seller or the Company:
Insight Enterprises, Inc.
1305 W. Auto Drive
Tempe, AZ 85284
Attn:Chief Financial Officer
Fax:(480) 760-7003
     with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, CA 90071
Attn: Brian J. McCarthy, Esq.
Fax: (213) 621-5070
     13.12 Headings. The captions and headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     13.13 Assignment. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other party hereto; provided, however, that Purchaser may assign this Agreement to an Affiliate of Purchaser without the consent of Seller or the Company.
     13.14 Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of the Company) other than the parties hereto.
     13.15 Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law. The parties further agree to replace such invalid, unlawful, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     13.16 Specific Performance. The parties hereto agree that Purchaser would suffer irreparable damage in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the Closing, Purchaser shall be entitled to seek to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     13.17 Exclusive Remedies After Closing. Following the Closing, the sole and exclusive remedy for each of the parties with respect to any and all claims relating to the breach of this Agreement (other than claims of, or causes of action arising from, fraud or criminal acts) shall be pursuant to the indemnification provisions set forth in Section 11.
     13.18 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     13.19 Facsimile Signatures. This Agreement may be executed by facsimile signatures that shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practicable thereafter.
     13.20 Entire Agreement. This Agreement sets forth the entire understanding of Purchaser and Seller and supersedes all other agreements and understandings between Purchaser and Seller relating to the subject matter hereof and thereof.
     13.21 Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
     13.22 Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed by Purchaser, Seller, and the Company.
     13.23 Interpretation of Agreement.
     (a) Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.
     (b) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
     (c) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
     (d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

     (e) “Writing,” “written” and comparable terms in this Agreement refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
     (f) References in this Agreement to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
     (g) References in this Agreement to “party” or “parties” shall be deemed to be the parties to this Agreement unless otherwise specified or unless the context otherwise requires.
     (h) References herein to “Sections,” “subsections,” “Exhibits” and “Schedules” are intended to refer to Sections, subsections, Exhibits and Schedules of this Agreement, unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.
[The Remainder of the Page Left Intentionally Blank]

     Purchaser, Seller and the Company have caused this Stock Purchase Agreement to be executed as of the date first set forth above.

TELETECH HOLDINGS, INC.
By:
Kenneth D. Tuchman
Chairman & Chief Executive Officer

INSIGHT ENTERPRISES, INC.
By:
Stanley Laybourne
Chief Financial Officer

DIRECT ALLIANCE CORPORATION

By:

Name:

Its:

[INSERT DISCLOSURE SCHEDULE]

EXHIBIT A
Lease Agreement

ACKNOWLEDGMENT AND AGREEMENT
     The undersigned consent and agree to and acknowledge the terms of the foregoing First Amendment Agreement dated as of October 24, 2006. The undersigned further agree that the obligations of the undersigned pursuant to the Guaranty of Payment executed by the undersigned shall remain in full force and effect and be unaffected hereby.
     The undersigned hereby waive and release Agent and the Lenders and their respective directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, offsets, defenses and counterclaims of which the undersigned are aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.
     JURY TRIAL WAIVER. THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT, THE LENDERS AND THE UNDERSIGNED, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AMENDMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

TELETECH SERVICES CORPORATION		TELETECH CUSTOMER CARE
MANAGEMENT (COLORADO), LLC

By:	/s/ Christy T. O’ Connor	By:	/s/ Christy T. O’ Connor

Name:	Christy T. O’ Connor	Name:	Christy T. O’ Connor

Title:	Secretary	Title:	Secretary

TELETECH CUSTOMER CARE		TELETECH GOVERNMENT SOLUTIONS,LLC
MANAGEMENT (WEST VIRGINIA), INC.

By:	/s/ Christy T. O’ Connor	By:	/s/ Christy T. O’ Connor

Name:	Christy T. O’ Connor	Name:	Christy T. O’ Connor

Title:	Secretary	Title:	Secretary

7

TELETECH CUSTOMER SERVICES, INC.		TTEC NEVADA, INC.

By:	/s/ Christy T. O’ Connor	By:	/s/ Christy T. O’ Connor

Name:	Christy T. O’ Connor	Name:	Christy T. O’ Connor

Title:	Secretary	Title:	Secretary

TELETECH INTERNATIONAL		NEWGEN RESULTS CORPORATION
HOLDINGS, INC.

By:	/s/ Christy T. O’ Connor	By:	/s/ Christy T. O’ Connor

Name:	Christy T. O’ Connor	Name:	Christy T. O’ Connor

Title:	Secretary	Title:	Secretary

DIRECT ALLIANCE CORPORATION		TELETECH STOCKTON, LLC

By:	/s/ Christy T. O’ Connor	By:	/s/ Christy T. O’ Connor

Name:	Christy T. O’ Connor	Name:	Christy T. O’ Connor

Title:	Secretary	Title:	Secretary

8

SCHEDULE 1

		REVOLVING
		CREDIT
	COMMITMENT	COMMITMENT
LENDERS	PERCENTAGE	AMOUNT	MAXIMUM AMOUNT
KeyBank National Association	36.11%	$65,000,000	$65,000,000
Wells Fargo Bank, N.A.	16.66%	$30,000,000	$30,000,000
JPMorgan Chase Bank, N.A.	13.88%	$25,000,000	$25,000,000
Bank of America, N.A.	13.88%	$25,000,000	$25,000,000
Wachovia Bank, National Association	11.11%	$20,000,000	$20,000,000
The Northern Trust Company	8.33%	$15,000,000	$15,000,000
Total Commitment Amount	100%	$180,000,000	$180,000,000

1